Exhibit 3(ii).1

Amended and Restated Bylaws of

Stericycle, Inc.

(as amended through May 25, 2016)

Article 1

Offices

1.1	Registered Office

The Corporation’s registered office in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801 (New Castle County), and its registered agent shall be The Corporation Trust Company. The Corporation’s registered office and registered agent may be changed at any time by the board of directors.

1.2	Other Offices

The Corporation may also have other offices, either within or outside the State of Delaware, as the board of directors determines or as the Corporation’s business requires.

Article 2

Stockholders

2.1	Annual Meeting

An annual meeting of stockholders for the election of directors and the transaction of any other business which properly comes before the meeting shall be held on a date fixed by the board of directors.

2.2	Special Meetings

(a) A special meeting of stockholders may be called for any purpose or purposes by the chairman of the board or the president and chief executive officer, or by the secretary of the Corporation at the direction of the board of directors. The business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting. For the avoidance of doubt, the provisions of Section 2.13 shall not apply to a special meeting of stockholders, and the Corporation shall not be required to include a director nominee of a stockholder or group of stockholders in the Corporation’s proxy statement or form of proxy or ballot for any special meeting of stockholders.

(b) A special meeting of stockholders (the “special meeting”) shall be called at the request (the “special meeting request”) of one or more stockholders of record (the “requesting stockholders”) in accordance with the following procedures and subject to the following terms and conditions:

(1) The requesting stockholders must have continuously held as stockholders of record shares in a net long position (as defined below)

representing in the aggregate at least 25.0% of the Corporation’s issued and outstanding shares of common stock for at least one year prior to the date of delivery of the special meeting request (the “percentage requirement”).

(2) The board shall determine whether the requesting stockholders have satisfied the percentage requirement, and the board’s determination shall be binding and conclusive on the Corporation and the requesting stockholders. In making its determination, shares held in a “net long position” shall mean those shares of common stock as to which the stockholder in question possesses (i) the sole power to vote or direct the voting, (ii) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss), and (iii) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (i), (ii) and (iii) shall not include any shares (x) sold by such stockholder in any transaction that has not been settled or closed, (y) borrowed by such stockholder for any purposes or purchased by such stockholder pursuant to an agreement to resell or (z) subject to any option, warrant, derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of common stock or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such stockholder’s rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares, (B) offsetting to any degree gain or loss arising from the sole economic ownership of such shares by such stockholder or (C) directly or indirectly hedging or transferring the economic consequences of ownership of the shares in question.

(3) A special meeting request must be in writing, must state the specific purpose or purposes of the proposed special meeting and the specific matters proposed to be acted on at such special meeting, and must be delivered by registered U.S. mail (return receipt requested), or overnight courier service or messenger service, in each case requiring a signature upon delivery, to the attention of the secretary of the Corporation at the Corporation’s principal executive offices. A special meeting request must also be signed and dated by each stockholder of record making the request and each beneficial owner on whose behalf the request is being made. In addition, a special meeting request must include an acknowledgement that the request will be considered revoked if, following delivery of the request, any reduction in the aggregate net long position of the requesting stockholders reduces their position below the percentage requirement. A special meeting request must also contain supporting documentation to show that the requesting stockholders satisfied the percentage requirement as of the date of delivery of the request and for at least one year prior to the date of delivery, provided that if any of the requesting stockholders are not the beneficial owners of the shares satisfying the percentage requirement, then to be valid the special meeting request must also include documentary evidence that the beneficial owners on whose behalf the request is made, together with any requesting stockholders who are beneficial owners, satisfied the percentage requirement as of the date of delivery of the request and for at least one year prior to the date of delivery. If the purpose or purposes of the proposed special meeting includes the election of one or more directors, the special meeting request shall also include the information required by these Bylaws and Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including Section 14 of the Exchange Act, the “Proxy Rules”). In addition, the requesting stockholders shall promptly provide any other information reasonably requested by the Corporation. Each requesting stockholder shall update the information required pursuant to this paragraph (3) not later than 10 business days after the record date for the meeting to provide any material changes in the foregoing information as of such record date and, with respect to the documentary evidence required to show that the requesting stockholders satisfied the percentage requirement, also as of a date not more than five business days before the scheduled date of the special meeting as to which the request relates.

(4) Any requesting stockholder may revoke a special meeting request at any time by written revocation delivered to the secretary of the Corporation at the Corporation’s principal executive offices. If, following such revocation (including any revocation resulting from a disposition of shares) at any time before the date of the special meeting, the remaining unrevoked special meeting requests are from stockholders holding in the aggregate less than the percentage requirement, the board of directors may cancel the special meeting in its discretion.

(5) A special meeting of stockholders shall not be required to be called by reason of a special meeting request:

(i) if or to the extent that the purpose or one of the purposes of the special meeting (x) is to consider an item of business substantially similar (as determined by the board in good faith) to an item of business that was considered at an annual or special meeting of stockholders held during the 180-day period ending on the date of delivery of the special meeting request or (y) is included or will be included in the Corporation’s notice of meeting as an item of business to be considered at a special meeting of stockholders that has been called pursuant to Section 2.2(a) but not yet held or that is called pursuant to Section 2.2(a) for a date during the 120-day period beginning on the date of delivery of the special meeting request;

(ii) if the special meeting request is delivered during the period commencing 120 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting; or

(iii) if or to the extent that the purpose or one of the purposes of the special meeting relates to an item of business that is not a proper subject for stockholder action under applicable law.

For purposes of clause (i), the election of directors shall be considered a similar item to any item of business involving the election or removal of directors or change in the size of the board of directors.

(6) A special meeting of stockholders called pursuant to this Section 2.2(b) shall be held at the time and place and on the date that the board may fix. The special meeting shall be held no more than 120 days after the date of delivery of the special meeting request.

(7) Business transacted at any special meeting of stockholders called pursuant to this Section 2.2(b) shall be limited to the purpose or purposes stated in a valid special meeting request for such special meeting. Nothing herein shall prohibit the Corporation from submitting matters to a vote of stockholders at any such special meeting.

2.3	Place of Meetings

Meetings of stockholders shall be held at the place designated by the board of directors, which may be within or outside the State of Delaware. If the board of directors does not designate a place, the place shall be the Corporation’s principal office.

2.4	Notice of Meetings

Written notice of each meeting of stockholders shall be given to all stockholders entitled to vote at the meeting at least 10 but not more than 60 days prior to the meeting (unless otherwise provided by law). The notice shall state the date, place and time of the meeting, and in the case of a special meeting of stockholders, the purpose or purposes for which the meeting is called. If mailed, the notice shall be considered given when deposited in the U.S. mail, proper postage prepaid, directed to the stockholder at his address as it appears on the Corporation’s records.

2.5	Quorum

The holders of a majority of the shares entitled to vote at a meeting of stockholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting, except as otherwise provided by law or by the Corporation’s certificate of incorporation.

2.6	Voting

Each holder of common stock shall be entitled to one vote for each share of common stock that he holds of record. When a quorum is present at any meeting of stockholders, the affirmative vote of holders of a majority of the shares present in person or represented by proxy, entitled to vote on a matter and voting shall decide the matter, except as provided in Section 3.2, Section 8.2 or when a different vote is required by law or by the Corporation’s certificate of incorporation.

2.7	Proxies

Each stockholder entitled to vote at a meeting of stockholders, or to consent to corporate action without a meeting, may authorize another person to act for him by a written proxy signed by him or his authorized agent and delivered to the secretary of the Corporation prior to or at the time of the meeting or other action. No proxy may be voted or acted on more than three years after its date, unless the appointment expressly provides for a longer period. A stockholder may revoke his appointment of a proxy by written notice to the secretary of the Corporation, by a subsequent appointment or by attendance at the meeting and voting in person.

2.8	Voting List

At least 10 days before every meeting of stockholders, the secretary of the Corporation shall prepare a complete alphabetical list of the stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of shares registered in his name. This list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting, either (x) on a reasonably accessible electronic network, or (y) during ordinary business hours at the place where the meeting is to be held or a place within the city where the meeting is to be held, in which case the notice of the meeting shall specify the place of inspection. This list shall also be produced and kept open during the meeting of stockholders and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network.

2.9	Inspectors

The board of directors shall appoint in advance of any meeting of stockholders one or more inspectors to act at the meeting. If no inspector appointed is able to act at the meeting, the chairman of the meeting shall appoint one or more inspectors. Each inspector shall take and sign an oath faithfully to carry out the duties of inspector with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine (and retain for a reasonable period a record of) the disposition of any challenges made to any determination of the inspectors, and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

2.10	Adjournments

Any meeting of stockholders may be adjourned to another time or place by the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote, even though less than a quorum. Notice need not be given of the adjourned meeting if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or, after the adjournment, a new record date is fixed for the adjourned meeting. The Corporation may transact any business at the adjourned meeting which might have been transacted at the original meeting.

2.11	Annual Meetings of Stockholders

(a) General. Only such business shall be conducted at an annual meeting of stockholders as may be properly brought before the meeting. To be properly brought before an annual meeting, the business must be either (1) specified in the Corporation’s notice of the meeting pursuant to Section 2.4 of these Bylaws, (2) otherwise properly brought before the annual meeting by or at the direction of the board of directors (or any duly authorized committee thereof), or (3) otherwise properly brought before the meeting by any stockholder of the Corporation (x) who is entitled to vote at the meeting, (y) who gives timely notice of the proposed business or nomination of persons for election as directors by stockholders in compliance with this Section 2.11 or Section 2.13, as applicable, and (z) who is a stockholder of record at the time of giving notice provided for in this Section 2.11 or Section 2.13, as applicable, and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting. In addition, for any business to be properly brought before an annual meeting by a stockholder, the business must be a proper matter for stockholder action under applicable law, the Corporation’s certificate of incorporation and these Bylaws. Any stockholder who wishes to include nominations of persons for election to the board of directors in the Corporation’s proxy statement for an annual meeting of stockholders must comply with Section 2.13 of these Bylaws and any person who otherwise wishes to nominate a person for election as a director must comply with this Section 2.11. For the avoidance of doubt, the foregoing clause (3) and Section 2.13 of these Bylaws shall be the exclusive means for a stockholder to propose business (other than business to be included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) or nominate persons for election as directors at an annual meeting.

(b) Timing of Notice. To be timely for the purposes of this Section 2.11, a stockholder’s notice of proposed business or proposed nomination of any person by any stockholder for election as a director must be addressed to the secretary of the Corporation and received at the Corporation’s principal executive offices no later than the close of business on the 90th day, and no earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is more than 30 days before or after the first anniversary, the stockholder’s notice must be received no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) the close of business on the 10th day following the date on which notice or public disclosure of the date of the meeting was first given or made. In no event shall an adjournment of an annual meeting, or a postponement of an annual meeting for which notice has been given, or the public disclosure thereof, commence a new time period for the giving of a stockholder’s notice as described above.

(c) Form of Notice for Business Proposals. If a stockholder wishes to propose business to be considered at an annual meeting, the stockholder’s notice to the secretary of the Corporation shall include: (1) for each item of business that the stockholder proposes to bring before the annual meeting, a brief description of the business and the reasons for conducting the business at the annual meeting; (2) the name and address of such proposing stockholder and the beneficial owner, if any, on whose behalf such business is proposed (each, a “Proposing Party”); (3)(i) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by each Proposing Party or any Stockholder Associated Person (as defined below); (ii) any Derivative Instrument (as defined below) directly or indirectly owned beneficially or of record by each Proposing Party or any Stockholder Associated Person; (iii) any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Party or any Stockholder Associated Person has a right to vote any class or series of shares of the Corporation; (iv) any Short Interest (as defined below) held by or involving any Proposing Party or any Stockholder Associated Person; (v) any rights to dividends on the shares of the Corporation owned beneficially by any Proposing Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation; (vi) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Proposing Party or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (vii) any performance-related fees (other than an asset-based fee) that any Proposing Party or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including, without limitation, any such interests held by members of such Proposing Party’s or such Stockholder Associated Person’s immediate family sharing the same household; (viii) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by any Proposing Party or any Stockholder Associated Person; and (ix) any direct or indirect interest of any Proposing Party or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement) (which information described in this clause (3) shall be supplemented by such stockholder not later than 10 days after the record date for the meeting to disclose such information as of the record date); (4) a description of all arrangements or understandings between any Proposing Party or any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such Proposing Party and any material interest of any Proposing Party and any Stockholder Associated Person in such business; (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; (6) a Business Solicitation Representation (as defined below); and (7) any other information relating to each Proposing Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for stockholder proposals pursuant to the Proxy Rules.

(d) Form of Notice for Director Nominations. If a stockholder wishes to nominate an individual for election to the board of directors at an annual meeting, the stockholder’s notice to the secretary of the Corporation shall include: (1) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class or series and number of shares of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially or of record by such person; and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors required pursuant to the Proxy Rules; (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf such nomination is made (each, a “Nominating Party”) (i) the name and address of each Nominating Party; (ii)(A) the class or series and number of shares of capital stock of the Corporation that are directly or indirectly, owned beneficially or of record by each Nominating Party or any Stockholder Associated Person; (B) any Derivative Instrument directly or indirectly owned beneficially or of record by each Nominating Party or any Stockholder Associated Person; (C) any proxy, contract, arrangement, understanding or relationship pursuant to which any Nominating Party or any Stockholder Associated Person has a right to vote any class or series of shares of the Corporation; (D) any Short Interest held by or involving any Nominating Party or any Stockholder Associated Person; (E) any rights to dividends on the shares of the Corporation owned beneficially by any Nominating Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation; (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Nominating Party or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (G) any performance-related fees (other than an asset-based fee) that any Nominating Party or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including, without limitation, any such interests held by members of such Nominating Person’s or such Stockholder Associated Person’s immediate family sharing the same household; (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by any Nominating Party or any Stockholder Associated Person; and (I) any direct or indirect interest of any Nominating Party or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement) (which information described in this clause (2) shall be supplemented by such stockholder not later than 10 days after the record date for the meeting to disclose such information as of the record date); (3) a description of all arrangements or understandings between any Nominating Party or any Stockholder Associated Person and each proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are to be made; (4) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (5) a Nominee Solicitation Representation (as defined below); (6) an executed questionnaire (which form of questionnaire shall be provided by the secretary of the Corporation upon written request), which must be submitted within 10 days of the Nominating Party’s first submission of the notice; (7) a written representation and agreement (in the form provided by the secretary of the Corporation upon written request) that such person (i) is not and will not become a party to any Voting Commitment (as defined below) that has not been disclosed therein; (ii) is not and will not become a party to any Compensation Arrangement (as defined below) that has not been disclosed therein; and (iii) that such person has read and agrees, if elected, to adhere to all applicable publicly disclosed corporate governance policies and guidelines applicable to directors; and (8) any other information relating to each Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Proxy Rules. Such notice must be accompanied by a written consent of each proposed nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(e) Definitions. For purposes of these Bylaws:

(1) “Business Solicitation Representation” shall mean, with respect to any Proposing Party, a representation as to whether such Proposing Party or any Stockholder Associated Person will deliver a proxy statement and form of proxy to the holders of at least the percentage of the Corporation’s voting shares required under applicable law to adopt such proposed business or otherwise to solicit proxies from stockholders in support of such proposal;

(2) “Compensation Arrangement” shall mean any direct or indirect compensation or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including, without limitation, any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, service or action as a nominee or as a director;

(3) “Derivative Instrument” shall mean any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the

Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(4) “Nominee Solicitation Representation” shall mean a representation as to whether such Nominating Party or any Stockholder Associated Person will deliver a proxy statement and form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Nominating Party to be sufficient to elect its nominee or nominees or otherwise to solicit proxies from stockholders in support of such nominations;

(5) “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act;

(6) “Short Interest” shall mean any agreement, arrangement, understanding, relationship or otherwise, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Proposing Party or any Nominating Party, as applicable, or any Stockholder Associated Person of any Proposing Party or Nominating Party, as applicable, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Party or such Nominating Party, as applicable, or any Stockholder Associated Person of any Proposing Party or Nominating Party, as applicable, with respect to any class or series of shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of shares of the Corporation;

(7) “Stockholder Associated Person” shall mean, with respect to any Proposing Party or any Nominating Party, (i) any person directly or indirectly controlling, controlled by, under common control with or acting in concert with such Proposing Party or Nominating Party (as applicable), or (ii) any member of the immediate family of such Proposing Party or Nominating Party (as applicable) sharing the same household; and

(8) “Voting Commitment” shall mean any agreement, arrangement or understanding with, and any commitment or assurance to, any person or entity as to how a person, if elected as a director of the Corporation, will act or vote on any issue or question.

(f) Improper Business. The chairman of the annual meeting shall have the power to determine whether any business or nomination was not properly brought before the annual meeting in accordance with the procedures in this Section 2.11. If the chairman determines that any business or nomination was not properly brought before the meeting, the chairman shall inform the meeting that the business or nomination was not brought properly before the meeting and that the business may not be transacted or such nominees for election as director may not be considered, as applicable. Notwithstanding the foregoing provisions of this Section 2.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to propose business or present a nomination, such proposed business or such nomination need not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must, if requested to do so, produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

2.12	Action by Consent

(a) General. Any action which may be taken at an annual or special meeting of stockholders may be taken without a meeting (and without prior notice) if a written consent or consents in writing or by electronic transmission (either of which is referred to herein as in writing), setting forth the action to be so taken, (1) shall be signed by stockholders of record on the record date fixed pursuant to Section 2.12(b) below (the “Written Consent Record Date”) of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (2) shall be delivered by registered U.S. mail (return receipt requested), or overnight courier service or messenger service, in each case requiring a signature upon delivery, and received by, the secretary of the Corporation at the Corporation’s principal executive offices. Every written consent shall bear the date of the signature of each stockholder who signs the consent, and no written consent shall be effective to take corporate action unless, within sixty (60) days of the earliest dated valid consent delivered in the manner described in this Section 2.12, written consents signed by a sufficient number of holders to take such action are delivered to the Corporation in the manner described in this Section 2.12. Only stockholders of record on the Written Consent Record Date shall be entitled to consent to corporate action in writing without a meeting.

(b) Request to Fix Written Consent Record Date. Any stockholder of record seeking to have the stockholders of the Corporation authorize or take any action by written consent shall first request in writing that the board of directors fix a record date for the purpose of determining the stockholders entitled to authorize or take such action, which request shall be in proper form and delivered by registered U.S. mail (return receipt requested), or overnight courier service or messenger service, in each case requiring a signature upon delivery, and received by, the secretary of the Corporation at the Corporation’s principal executive offices. Within 10 days after receipt of a request in proper form and otherwise in compliance with this Section 2.12(b) and Section 2.12(c) from any such stockholder, the board of directors may adopt a resolution fixing a record date for the purpose of determining the stockholders entitled to express consent to corporate action in writing without a meeting, which record date shall not be more than 10 days after the date upon which the resolution fixing such record date is adopted by the board of directors. If no resolution fixing a record date has been adopted by the board of directors within such 10-day period after the date on which such a request is received, the record date for determining stockholders entitled to express consent to such action, (1) when no prior action of the board of directors is required by applicable law, the Corporation’s certificate of incorporation or these Bylaws, shall be as of the close of business on the first day on which a valid signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner described in this Section 2.12, and (2) when prior action of the board of directors is required by applicable law, the Corporation’s certificate of incorporation or these Bylaws, shall be as of the close of business on the day on which the board of directors adopts the resolution taking such prior action.

(c) Form of Request. To be in proper written form, a stockholder’s request for the board of directors to fix a Written Consent Record Date must set forth (1) as to each action such stockholder and any beneficial owner on whose behalf such action is proposed to be taken by written consent (each, a “Soliciting Party”), a brief description of the action desired to be taken by written consent (including the text of any proposal, the text of any resolutions to be effected by consent and the language of any proposed amendment to these Bylaws) and the reasons for taking such action; (2) the name and address of each Soliciting Party; (3)(i) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by each Soliciting Party or any Stockholder Associated Person; (ii) any Derivative Instrument directly or indirectly owned beneficially or of record by each Soliciting Party and Stockholder Associated Person; and (iii) any Short Interest held by or involving any Proposing Party or any Stockholder Associated Person (which information described in this clause (3) shall be supplemented by such Soliciting Party not later than 10 days after the Written Consent Record Date to disclose such ownership as of the Written Consent Record Date); (4) a description of all arrangements or understandings between each Soliciting Party or any Stockholder Associated Person and any other person or persons (including their names) in connection with the action proposed to be taken by written consent and any material interest of each Soliciting Party and any Stockholder Associated Person in such action; (5) a representation as to whether or not such Soliciting Party or any Stockholder Associated Person intends or is part of a group that intends to solicit, or participate in the solicitation of, proxies or written consents from the holders of at least the percentage of the Corporation’s outstanding voting shares required under applicable law to take action by written consent or otherwise to solicit written consents from stockholders in support of such proposal; (6) any other information that would be required under Section 2.11(c) or Section 2.11(d) of these Bylaws if such Soliciting Party had proposed to take action at a stockholder meeting rather than by written consent; and (7) any other information relating to each Soliciting Party that would be required to be disclosed in an information statement or other filings required to be made in connection with solicitations of consents pursuant to the Proxy Rules. The Corporation may require that the Soliciting Party requesting a record date to furnish such information as the Corporation may otherwise reasonably require to determine the validity of the request for a record date.

(d) Effectiveness of Consent; Deficient Request. No action by written consent without a meeting shall be effective until such date as the secretary of the Corporation, such other officer of the Corporation as the board of directors may designate, or any inspectors as the board of directors may designate, as applicable, certify to the Corporation that the consents delivered to the Corporation in accordance with this Section 2.12 represent at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Notwithstanding anything in these Bylaws to the contrary, no action may be taken by the stockholders by written consent except in accordance with this Section 2.12. If the board of directors shall determine that any request to fix a Written Consent Record Date or to take stockholder action by written consent was not properly made in accordance with this Section 2.12, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Section 2.12, then the board of directors shall not be required to fix a Written Consent Record Date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law.

(e) Notice to Stockholders. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date on which written consents signed by a sufficient number of stockholders to take the action were delivered to the secretary of the Corporation as provided in this Section 2.12.

(f) Exchange Act. Notwithstanding the provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to stockholders seeking to take action by written consent.

2.13	Proxy Access for Director Nominees

(a) Definitions. For purposes of this Section 2.13, the following terms shall have the following meanings:

(1) “Eligible Stockholder” shall mean a person who has either (i) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements in Section 2.13(d) continuously for the required three-year period or (ii) provides to the secretary of the Corporation, within the time period referred to in Section 2.13(e), evidence of continuous Ownership of such shares for such three-year period from one or more securities intermediaries.

(2) “Maximum Number” shall mean that number of directors constituting the greater of (x) two or (y) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.13 (rounded down to the nearest whole number), which number shall be reduced as set forth in Section 2.13(c)(1).

(3) “Minimum Number” shall mean 3% of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(4) “Nominating Stockholder” shall mean any Eligible Stockholder or group of up to 20 stockholders (a “Nominator Group”) that, collectively as a group, satisfy the requirements to qualify as an Eligible Stockholder, that (i) has (individually and collectively, in the case of a Nominator Group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 2.13 (including, without limitation, the timely submission of a Nomination Notice that meets the requirements set forth in this Section 2.13), and (ii) has nominated a Stockholder Nominee.

(5) “Nomination Notice” shall mean all information and documents that a Nominating Stockholder is required to submit to the secretary of the Corporation pursuant to Section 2.13(f).

(6) “Own,” “Owned” or “Owning” shall mean those outstanding shares of the Corporation’s common stock held by a stockholder in a net long position, as determined by the board of directors in accordance with Section 2.2(b)(2) of these Bylaws. Notwithstanding anything to the contrary in Section 2.2(b)(2) of these Bylaws, for the purposes of this Section 2.13: (i) a stockholder shall “Own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares; (ii) a stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder; and (iii) a stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on not more than five business days’ notice. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. The board of directors shall determine in good faith whether shares constitute shares Owned, and the board of directors’ determination shall be binding and conclusive on the Corporation and its stockholders.

(7) “Stock Exchange Rules” shall mean the rules of any stock exchange on which the Corporation’s securities are traded.

(8) “Stockholder Nominee” shall mean any person nominated for election pursuant to this Section 2.13.

(b) Proxy Access at Annual Meeting. Subject to the provisions of this Section 2.13, if expressly requested in the relevant Nomination Notice, the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(1) the name of any Stockholder Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(2) disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(3) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the board of directors (subject, without limitation, to Section 2.13(g)(3)), if such statement does not exceed 500 words; and

(4) any other information that the Corporation or the board of directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, information relating to any Compensation Arrangement and/or Voting Commitment, and any of the information provided pursuant to this Section 2.13.

For the avoidance of doubt, the provisions of this Section 2.13 shall not apply to a special meeting of stockholders, and the Corporation shall not be required to include a director nominee of a stockholder or group of stockholders in the Corporation’s proxy statement or form of proxy or ballot for any special meeting of stockholders.

(c) Maximum Number of Stockholder Nominees.

(1) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than the Maximum Number. In the event that one or more vacancies for any reason occurs on the board of directors after the deadline set forth in Section 2.13(e) but before the date of the annual meeting and the board of directors resolves to reduce the size of the board of directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The Maximum Number for a particular annual meeting shall be reduced by:

(i) Stockholder Nominees whose nominations for election at such annual meeting are subsequently withdrawn;

(ii) Stockholder Nominees whom the board of directors itself decides to nominate for election at such annual meeting;

(iii) the number of incumbent directors or director candidates (including, without limitation, candidates who are not Stockholder Nominees) that in either case will be included in the Corporation’s proxy statement for an annual meeting of stockholders as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders; and

(iv) the number of incumbent directors who had been Stockholder Nominees at any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the board of directors.

(2) Any Nominating Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.13 shall rank such Stockholder Nominees based on the order that the Nominating Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Nominating Stockholders pursuant to this Section 2.13 exceeds the Maximum Number, the highest ranking Stockholder Nominee who meets the requirements of this Section 2.13 from each Nominating Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the capital stock of the Corporation that each Nominating Stockholder disclosed as Owned in its respective Nomination Notice submitted to the Corporation. This selection process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached.

(d) Eligible Stockholders.

(1) An Eligible Stockholder or Nominator Group may submit a nomination in accordance with this Section 2.13 only if the person or group (in the aggregate) has continuously Owned at least the Minimum Number (as adjusted for any stock splits, stock dividends or similar events) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to Own at least the Minimum Number of shares through the date of the annual meeting. The following shall be treated as one Eligible Stockholder or one member of a Nominator Group if such Eligible Stockholder or member of a Nominator Group shall provide together with the Nomination Notice documentation that demonstrates compliance with the following criteria:

(i) funds under common management and investment control;

(ii) funds under common management and funded primarily by the same employer; or

(iii) a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940, as amended).

For the avoidance of doubt, in the event of a nomination by a Nominator Group, any and all requirements and obligations for a given Eligible Stockholder (including, without limitation, each and every fund or company that comprises the Nominator Group) that are set forth in this Section 2.13, including the minimum holding period, shall apply to each member of such Nominator Group; provided, however, that the Minimum Number shall apply to the Ownership of the Nominator Group in the aggregate. Should any stockholder withdraw from a Nominator Group at any time prior to the annual meeting of stockholders, the Nominator Group shall only be deemed to Own the shares held by the remaining members of the group.

(2) No stockholder shall be permitted to be in more than one Nominator Group, and if any stockholder appears as a member of more than one Nominator Group, or as a member of a Nominator Group and as a Nominating Stockholder without any such group, such stockholder shall be deemed to be a member of only the Nominator Group that has the largest Ownership position as reflected in the Nomination Notice and is not permitted to act as a Nominating Stockholder separate from such Nominator Group.

(e) Timely Nomination Notice. To be timely, a Nomination Notice must be addressed to the secretary of the Corporation and received at the Corporation’s principal executive offices:

(1) not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the one-year anniversary of the date (as stated in the Corporation’s proxy materials relating to that annual meeting) that the Corporation first mailed its proxy statement for the annual meeting of the previous year, except where information or documents are required to be provided after the date the Nomination Notice is first submitted, as set forth in this Section 2.13; or

(2) if (and only if) the annual meeting is scheduled to be held on a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of the stockholders, the Nomination Notice to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made, and in no event shall the adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice.

(f) Nomination Notice. The Nomination Notice shall consist of, collectively, the following information, documents and agreements which shall, for avoidance of doubt, be compiled, completed and submitted by the Nominating Stockholder or its representatives at its own cost:

(1) documentary evidence in the form of one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period, provided that each such intermediary must be a participant in the Depository Trust Company or an affiliate of a participant in the Depository Trust Company) verifying and certifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Nominating Stockholder Owns, and has continuously Owned for the preceding three years, the Minimum Number of shares, and the Nominating Stockholder’s agreement to provide, within five business days after the record date for the annual meeting, documentary evidence in the form of written statements from the record holder and intermediaries verifying and certifying the Nominating Stockholder’s continuous Ownership of the Minimum Number of shares through the record date;

(2) an undertaking to provide immediate notice if the Nominating Stockholder ceases to Own the Minimum Number of shares prior to the date of the annual meeting;

(3) a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;

(4) the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected;

(5) a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each member of a Nominator Group):

(i) the information and other deliverables that would be required to be set forth in a stockholder’s notice pursuant to Section 2.11(d), as if the Nominating Stockholder were the Nominating Party under that section;

(ii) to the extent not included in the response to paragraph (1) above, a detailed description of all direct and indirect material compensation and other monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Nominating Stockholder, on the one hand, and each Stockholder Nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S–K (or its successor Item) if the Nominating Stockholder were the “registrant” for purposes of such item and the Stockholder Nominee, were a director or executive officer of such registrant;

(iii) a detailed description of all communications by such Nominating Stockholder with any other stockholder or beneficial owner of any securities of the Corporation regarding such Stockholder Nominee;

(iv) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(v) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(vi) a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the board of directors at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s);

(vii) a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the board of directors;

(viii) a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the board of directors, (A) an exempt solicitation as described in Rule 14a-2(b) under the Exchange Act, or (B) any communication, as described in Rule 14a-1(l)(2)(iv) under the Exchange Act, stating how the Nominating Stockholder intends to vote at the annual meeting and the reasons therefor;

(ix) a representation and warranty that the Nominating Stockholder will not use or distribute any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(x) a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, membership on the board of directors would not violate applicable state or federal law or Stock Exchange Rules;

(xi) a representation and warranty that the Stockholder Nominee: (A) qualifies as independent under the Stock Exchange Rules and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the directors; and (B) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee;

(xii) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.13(d);

(xiii) a representation and warranty that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 2.13(d) through the date of the annual meeting;

(xiv) the details of any position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(xv) if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the board of directors. Any such statement shall not exceed 500 words and shall fully comply with the Proxy Rules; and

(xvi) in the case of a nomination by a Nominator Group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination.

(6) an executed agreement (which form of agreement shall be provided by the secretary of the Corporation upon written request), which must be submitted within 10 days of the Nominating Stockholder’s first submission of the Nomination Notice, pursuant to which the Nominating Stockholder (including each member of a Nominator Group) agrees:

(i) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(ii) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(iii) to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or the Stockholder Nominee nominated by such Nominating Stockholder with the Corporation, its stockholders or any other person, including, without limitation, the Nomination Notice;

(iv) to indemnify and hold harmless (jointly with all other members of a Nominator Group, if applicable) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any action, suit or proceeding (whether threatened, pending or completed), whether legal, judicial administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or Stockholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements or representations under or pursuant to this Section 2.13, or otherwise arising out of any nomination, solicitation or other activity by any Eligible Stockholder or any member of a Nominator Group in connection with its efforts pursuant to this Section 2.13;

(v) to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of any misstatement or omission if information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any member of a Nominator Group) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), and promptly notify the Corporation and any other recipient of the information that is required to correct the misstatement or omission; and

(vi) in the event that the Nominating Stockholder (including any member of a Nominator Group) has failed to continue to satisfy the eligibility requirements described in Section 2.13(d), to promptly notify the Corporation.

(7) an executed questionnaire (which form of questionnaire shall be provided by the secretary of the Corporation upon written request), which must be submitted within 10 days of the Nominating Stockholder’s first submission of the Nomination Notice;

(8) an executed agreement (which form of agreement shall be provided by the secretary of the Corporation upon written request), which must be submitted within 10 days of the Nominating Stockholder’s first submission of the Nomination Notice, by the Stockholder Nominee:

(i) to provide to the Corporation such other information as it may reasonably request;

(ii) that the Stockholder Nominee has read and agrees, if elected, to serve as a member of the board of directors, to adhere to all applicable publicly disclosed corporate governance policies and guidelines applicable to directors; and

(iii) that the Stockholder Nominee is not and will not become a party to (A) any Compensation Arrangement in connection with such person’s nomination or candidacy for director and/or such person’s service or action as a director of the Corporation that has not been disclosed to the Corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice, or (B) any Voting Commitment that has not been disclosed to the Corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice.

The information and documents required by this Section 2.13(f) shall be provided with respect to and executed by the Nominating Stockholder (and each member of a Nominator Group), and provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or any member of a Nominator Group. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.13(f) (other than such information and documents required to be provided after the date the Nomination Notice is first submitted) have been delivered to or, if sent by mail, received by the secretary of the Corporation.

(g) Exclusion or Disqualification of Stockholder Nominees.

(1) If, after the deadline for submitting a Nomination Notice as set forth in Section 2.13(e), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes ineligible or unwilling to serve on the board of directors, whether before or after the mailing of the definitive proxy statement, the Corporation:

(i) shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder; and

(ii) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(2) Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any Stockholder Nominee, and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support), and in such case no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if:

(i) the Corporation receives a notice that a stockholder intends to nominate a candidate for director at the annual meeting pursuant to the advance notice requirements set forth in Section 2.11;

(ii) the Nominating Stockholder has engaged in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the board of directors;

(iii) the Nominating Stockholder has engaged in, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the board of directors, (A) an exempt solicitation as described in Rule 14a-2(b) under the Exchange Act, or (B) any communication, as described in Rule 14a-1(l)(2)(iv) under the Exchange Act, stating how the Nominating Stockholder intends to vote at the annual meeting and the reasons therefor;

(iv) the Nominating Stockholder or the designated lead group member of a Nominator Group, as applicable, or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted in accordance with this Section 2.13;

(v) the board of directors, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the board of directors would result in the Corporation violating or failing to be in compliance with these Bylaws or the Corporation’s certificate of incorporation, as amended, or any applicable law, rule or regulation to which the Corporation is subject, including the Stock Exchange Rules;

(vi) the Stockholder Nominee was nominated for election to the board of directors pursuant to this Section 2.13 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew from or became ineligible or unavailable for election at such annual meeting or received a vote of less than 25% of the shares of common stock entitled to vote for such Stockholder Nominee;

(vii) the Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(viii) the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 2.13(d), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the board of directors or any violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under this Section 2.13.

(3) Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if:

(i) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(ii) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, Corporation, partnership, association or other entity, organization or governmental authority;

(iii) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation; or

(iv) the inclusion of such information in the proxy statement would impose a material risk of liability upon the Corporation.

(4) The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

(h) Interpretation. The board of directors (and any other person or body authorized by the board of directors, including, without limitation, the chairman of the relevant annual meeting) shall have the power and authority to interpret this Section 2.13 and to make any and all determinations necessary or advisable to apply this Section 2.13 to any persons, facts or circumstances, including the power to determine (1) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder or Nominator Group, as applicable, (2) whether a Nomination Notice complies with this Section 2.13, (3) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section 2.13, and (4) whether any and all requirements of this Section 2.13 have been satisfied. Any such interpretation or determination adopted in good faith by the board of directors (or any other person or body authorized by the board of directors, including, without limitation, the chairman of the relevant annual meeting) shall be binding on all persons, including the Corporation and its stockholders (including any beneficial owners). The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and the defective nomination shall be disregarded.

Article 3

Directors

3.1 General Powers

The Corporation’s business and affairs shall be managed by or under the direction of a board of directors, which may exercise all of the powers of the Corporation except as otherwise provided by law or by the Corporation’s certificate of incorporation.

3.2	Number and Term of Office

The number of directors constituting the board of directors shall be 10. The number of directors may be changed by a resolution of the board of directors or the stockholders, but if changed, no decrease in the number of directors shall affect the term of any incumbent. Directors shall be elected at the annual meeting of stockholders. Each director shall be elected by the vote of a majority of the votes cast in respect of the director’s election, with the exception that if the number of nominees for election exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors. For purposes of this Section 3.2, a “majority of the votes cast” means that the number of shares voted “for” the director’s election exceeds the number of shares voted “against” the director’s election. If an incumbent director is not re-elected, the director shall tender his or her resignation to the board of directors. The Nominating and Governance Committee shall make a recommendation to the board of directors whether to accept or reject the director’s resignation or whether other action should be taken. The board of directors shall act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results. The director who tendered his or her resignation shall not participate in Committee’s deliberations (if he or she is a member of the Committee) or in the board of directors’ decision. Each director shall hold office until his or her successor is elected or until his or her earlier death, resignation or removal. Despite the expiration of a director’s term, the director shall continue to serve in office until the next meeting of stockholders at which directors are elected. Directors need not be stockholders of the Corporation.

3.3	Regular Meetings

Regular meetings of the board of directors shall be held, at least once each fiscal quarter, at the times and places determined by the board of directors. Notice of a regular meeting of the board of directors need not be given (except to a director who was absent when the determination of the time and place was made).

3.4	Special Meetings

Special meetings of the board of directors may be held at any time at the call of the chairman of the board, the president, the lead director or any two directors. Special meetings shall be held at the Corporation’s principal office unless the board of directors designates a different location.

3.5	Notice of Special Meetings

Written notice of a special meeting of the board of directors shall be given to each director at his or her business address by the secretary of the Corporation, or by the officer or one of the directors calling the meeting, by personal delivery, telecopier, overnight courier service or mail at least 48 hours prior to the meeting. The notice shall state the time and place of the meeting but need not specify the purpose of the meeting.

3.6	Quorum

A majority of the total number of directors shall constitute a quorum to transact business at all meetings of the board of directors. In the absence of quorum at any meeting, a majority of the directors present may adjourn the meeting without further notice other than announcement of the time and place of the adjourned meeting.

3.7	Participation by Telephone

A director or member of any committee designated by the board of directors may participate in any meeting of the board of directors or of such committee by conference telephone or similar communications equipment which enables all persons participating in the meeting to hear one another, and participation in this manner shall constitute presence in person at the meeting.

3.8	Voting

The vote of a majority of the directors present at any meeting of the board of directors at which a quorum is present shall be the act of the board of directors, unless the vote of a greater number is required by the Corporation’s certificate of incorporation.

3.9	Resignation

A director may resign at any time by written notice to the Corporation at its principal office or to the chairman of the board, president or secretary. Unless otherwise specified in the director’s notice, his or her resignation shall be effective on receipt by the Corporation or designated officer.

3.10	Vacancies

Any vacancy in the board of directors created by a director’s resignation, death or removal, or any vacancy arising because of an increase in the number of directors may be filled by the incumbent directors. A director elected to fill a vacancy shall hold office for the balance of the term for which he was elected.

3.11	Compensation

The board of directors may establish reasonable fees to be paid to directors for their services, and may also authorize the payment of their expenses, if any, reasonably incurred in attending meetings of the board of directors.

3.12	Committees

The board of directors, by resolution passed by a majority of the whole board of directors, may create one or more committees (for example, a Compensation Committee or an Audit Committee) of two or more directors to serve at the board of directors’ pleasure. The board of directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member of the committee at any meeting of the committee. To the extent provided in the resolution creating each committee, and subject to the limitations imposed by law, the committee shall have and may exercise all of the powers and authority of the board of directors in respect of matters within the scope of the committee’s authority. Unless the resolution creating any committee specifies a greater number, a majority of the members of the committee shall constitute a quorum, and a majority of a quorum shall be necessary for committee action. Subject to the direction of the board of directors, each committee shall determine the time and place of its meetings and establish appropriate rules to govern its activities.

3.13	Action by Consent

Any action which may be taken at a meeting of the board of directors or of any committee of the board of directors may be taken without a meeting (and without prior notice) if a written consent or consents, setting forth the action taken, are signed by all of the directors or members of the committee and filed with minutes of proceedings of the board of directors or the committee.

3.14	Lead Director

If the Corporation’s president and chief executive officer, or any other officer or employee of the Corporation, is serving as the chairman of the board, the board shall appoint an outside director as the lead director. The lead director shall be independent under the listing standards of the Nasdaq Stock Market, and shall serve at the board’s pleasure until the next election of directors by the stockholders.

Article 4

Officers

4.1	Principal Officers

The principal officers of the Corporation shall consist of a president, chief operating officer, chief financial officer and secretary. Subject to the requirements to appoint a Lead Director under Section 3.14 if applicable, the board of directors may elect a chairman of the board from among the directors, and may appoint such other officers and assistant officers, including one or more vice presidents, assistant treasurers and assistant secretaries as the board of directors considers advisable. More than one office may be held by the same person. Any reference in these Bylaws to the chairman of the board shall be deemed to include the executive chairman of the board, if one is elected.

4.2	Election and Term of Office

The president, chief financial officer and secretary shall be elected annually by the board of directors at the first meeting of the board of directors following the annual meeting of stockholders. A chairman of the board and other officers may be elected or appointed at this meeting or at any other meeting. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. The election or appointment of an officer shall not of itself create any contract rights.

4.3	Resignation

An officer may resign at any time by written notice to the Corporation at its principal office or to the chairman of the board, president or secretary. Unless otherwise specified in the officer’s notice, his or her resignation shall be effective on receipt by the Corporation or designated officer.

4.4	Removal

Any officer may be removed by the board of directors, with or without cause, whenever in its judgment the officer’s removal would serve the Corporation’s best interests. Unless the board of directors determines otherwise, no officer who is removed shall have any right to compensation as an officer for any period following his or her removal except as provided in an authorized contract with the Corporation.

4.5	Vacancies

The board of directors may fill a vacancy in any office occurring for any reason or may leave any vacant office unfilled other than the offices of president, treasurer or secretary.

4.6	Chairman or Executive Chairman of the Board

The chairman or executive chairman of the board, if one is elected, shall confer with the president on matters of general policy affecting the day-to-day management of the Corporation’s business and have such other powers and duties as the board of directors assigns. The chairman or executive chairman of the board shall preside at all meetings of the board of directors.

4.7	President

The president shall be the Corporation’s chief executive officer and, subject to the direction of the board of directors and such supervisory powers, if any, that the board may give to the chairman of the board, shall have general charge of the Corporation’s business and day-to-day management. He shall also supervise the Corporation’s other officers and see that all resolutions and orders of the board of directors are carried into effect. He shall preside at all meetings of the stockholders and, in the absence of the chairman of the board or if one is not elected, at all meetings of the board of directors. In general, the president shall have the powers and duties usually vested in the office of president of a corporation and such other powers and duties as the board of directors assigns.

4.8	Chief Operating Officer

The chief operating officer of the Corporation shall be responsible, under the president’s direction, for overseeing the Corporation’s day-to-day business operations. The chief operating officer shall have the powers and duties usually vested in the office of chief operating officer of a corporation and such other powers and duties as the president or the board of directors assigns.

4.9	Chief Financial Officer

The chief financial officer of the Corporation shall be responsible, under the president’s direction, for all financial and accounting matters, including custody of the Corporation’s funds and securities and responsibility for depositing, investing and disbursing the Corporation’s funds. The chief financial officer shall have the powers and duties usually vested in the office of chief financial officer of a corporation and such other powers and duties as the president or board of directors assigns.

4.10	Vice Presidents

The vice president, if one is appointed, or, if there is more than one, the vice presidents, shall assist the president as he directs in the management of the Corporation’s business and the implementation of resolutions and orders of the board of directors. If there is more than one vice president, the board of directors may give them titles that are descriptive of their respective functions or indicative of their relative seniority. In the event of the absence or inability to act of the president, the vice president, or if there is more than one, the vice presidents in the order of their seniority as indicated by their titles or as otherwise determined by the board of directors, shall perform the duties of president. The vice president or vice presidents shall also have such other powers and duties as the president or board of directors assigns.

4.11	Secretary

The secretary shall the powers and duties usually vested in the office of secretary of a corporation, including custody of the Corporation’s corporate records and responsibility for sending all notices to stockholders and directors required by law or by these Bylaws and recording all proceedings of meetings of the stockholders and the directors. The secretary shall have authority to certify copies of these Bylaws, resolutions of the stockholders and directors and other documents of the Corporation as true and correct and shall also such other powers and duties as the president or board of directors assigns.

4.12	Assistant Officers

The assistant treasurer and the assistant secretary (or if more than one is appointed, the assistant treasurers and assistant secretaries in the order determined by the board of directors) shall perform the duties of the treasurer or secretary, as the case may be, in the event of his or her absence or inability to act. Each assistant treasurer or assistant secretary shall also have such powers and duties as the president or board of directors assigns.

4.13	Salaries

Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as the board of directors determines. No officer shall be prevented from receiving a salary by reason of the fact that he is also a director.

Article 5

Indemnification

The Corporation shall indemnify each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation (a “proceeding”) by reason of the fact that he, or the person of whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer, is or was serving at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that he reasonably incurs in connection with the proceeding, to the fullest extent authorized by the Delaware General Corporation Law, as it now exists and as it may be amended (but in the case of any amendment, only to the extent that the amendment authorizes the Corporation to provide broader indemnification rights than were permitted prior to the amendment). This right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs and legal representatives.

The Corporation shall be required to indemnify a director or officer in connection with any proceeding initiated that the director or officer initiated only if the initiation of the proceeding was authorized by the board of directors.

The right to indemnification shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition. Payment of such expenses shall be made, however, only upon delivery of an undertaking by the director or officer to repay all amounts advanced if it is ultimately determined that he is not entitled to indemnification under this Article 5 (or otherwise).

The right to indemnification under this Article 5 shall not be exclusive of any other rights that a director or officer may have by law, under the Corporation’s certificate of incorporation, these Bylaws or any contract or by vote of the stockholders or disinterested directors or otherwise.

The Corporation, by action of its board of directors, may provide indemnification to its employees and agents with the same scope and effect as the indemnification provided to its directors and officers in this Article 5.

The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article 5 or the Delaware General Corporation Law.

Article 6

Stock

6.1	Stock Certificates

The shares of the Corporation shall be represented by certificates. The board of directors may provide by resolution that some or all of the Corporation’s stock shall be uncertificated shares, but any such resolution shall not apply to any shares represented by a certificate until the certificate is surrendered to the Corporation. In any case, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to a certificate representing the number of shares registered in his name. Each certificate shall be signed by or in the name of the Corporation by the chairman of the board or the president or a vice president and by the secretary or an assistant secretary. Any or all of the signatures on the certificate may be a facsimile. If any officer, transfer agent or registrar who has signed a certificate, or whose facsimile signature has been placed upon a certificate, ceases to serve before the certificate is issued, the certificate may be issued with the same effect as if the officer, transfer agent or registrar were still serving at the time of issuance. All certificates shall be in the form prescribed by the board of directors, and shall be consecutively numbered or otherwise identified. The name and post office address of the person to whom the shares represented by the certificate are issued, with the number of shares and date of issuance, shall be entered on the Corporation’s stock transfer books.

6.2	Endorsements

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Corporation’s certificate of incorporation, these Bylaws, applicable securities laws or an agreement between the Corporation and any number of stockholders shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement that the shares of stock represented by the certificate are subject to the restriction.

6.3	Transfers

Shares of stock of the Corporation may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, with such proof of authority or authenticity of signature as may be required by rules and regulations adopted by the board of directors. Whenever any transfer of shares is made for collateral security and not absolutely, it shall be so expressed in the entry in the Corporation’s stock transfer books if, when the certificate is presented for transfer, both the transferor and the transferee request the Corporation to do so.

6.4	Lost Certificates

The Corporation may issue a new certificate of stock in place of any certificate previously issued which is alleged to have been lost, stolen or destroyed on such terms and conditions as the board of directors may prescribe, including presentation of reasonable evidence of such loss, theft or destruction and such bond or other indemnity as the board of directors requires for the protection of the Corporation and its transfer agent.

6.5	Stockholders of Record

Except as may be otherwise required by law, the Corporation shall be entitled to treat the holder of record of any shares of its stock as shown on its stock transfer records as the owner of those shares for all purposes, including the payment of dividends and the right to vote, until the shares have been transferred on the Corporation’s stock transfer records in accordance with these Bylaws, regardless of any intervening transfer, pledge or other disposition of the shares.

6.6	Record Date

The board of directors may fix a date in advance as the record date for purposes of determining the stockholders entitled to notice of or to vote at any meeting of stockholders, to consent to corporate action without a meeting, to receive payment of any dividend or other distribution, to exercise any rights in respect of any change, conversion or exchange of stock, or for purposes of any other lawful action. The procedures for a stockholder of the Corporation requesting, and the board of directors fixing, a record date for determining stockholders entitled to consent to corporate action without a meeting is set forth in Section 2.12. The record date may be fixed within these limits:

(a) the record date for determining the stockholders entitled to notice of and to vote at any meeting of stockholders shall not be less than 10 or more than 60 days prior to the date of the meeting;

(b) the record date for determining the stockholders entitled to consent to corporate action without a meeting shall be as set forth in Section 2.12; and

(c) the record date for determining the stockholders for any other purpose shall not be earlier than the date of the resolution fixing the record date or more than 60 days prior to the action for which the determination is being made.

If the board of directors does not fix a record date:

(i) the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the date on which notice is given;

(ii) the record date for determining stockholders entitled to consent to corporate action without a meeting shall be as set forth in Section 2.12; and

(iii) the record date for determining the stockholders for any other purpose shall be the close of business on the day that the board of directors adopts the resolution authorizing the action with respect to which the determination is being made.

Article 7

General Provisions

7.1	Contracts

The board of directors may authorize any officer or officers to enter into any contract or agreement for the Corporation. This authorization may be general or confined to specific instances.

7.2	Loans

The Corporation shall not borrow money unless authorized by the board of directors. This authorization may be general or confined to specific instances.

7.3	Checks

All checks, drafts and other orders for the payment of money, and all promissory notes and other evidences of indebtedness issued in the Corporation’s name, shall be signed by the officer or officers and in the manner authorized by the board of directors.

7.4	Depositories

All funds of the Corporation shall be deposited in its name in the banks, trust companies or other depositories authorized by the board of directors.

7.5	Fiscal Year

The Corporation’s fiscal year shall be fixed by the board of directors.

7.6	Corporate Seal

The corporate seal shall be in such form as the board of directors approves.

7.7	Waiver of Notice

Whenever notice is required to be given by law, the Corporation’s certificate of incorporation or these Bylaws, a written waiver, signed by the person entitled to notice at any time before or after the time stated in the waiver, shall be considered equivalent to proper notice. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting, unless the person attends for the express purpose of objecting, at the beginning of the meeting, to transacting any business the meeting because the meeting was not lawfully called or convened.

7.8	Evidence of Authority

A certificate by the secretary or an assistant secretary as to any action taken by the stockholders or board of directors or any committee of the board of directors or officer of the Corporation shall be conclusive evidence of such action as to all persons who rely on the certificate in good faith.

7.9	Transactions with Interested Parties

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if:

(a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum;

(b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote on the matter, and the contract or transaction is specifically approved in good faith by the vote of the stockholders; or

(c) the contract or transaction is fair as to the Corporation as of the time that it is authorized, approved or ratified by the board of directors, committee or stockholders.

Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee of directors which authorizes the contract or transaction.

7.10	Use of Words

Whenever the context requires, words used in these Bylaws in the singular shall be considered to be in the plural, and conversely. Similarly, the words “he,” “his” and “him” shall be considered “she” or “her” or “it” or “its” when appropriate to the reference.

7.11	Enforceability

If any provision of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of these Bylaws, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article 8

Amendments

8.1	By Board of Directors

These Bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present.

8.2	By Stockholders

These Bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of holders of a majority of the shares entitled to vote at any annual meeting of stockholders or at any special meeting of stockholders at which notice of the meeting included a statement or description of the proposed amendment, repeal or adoption of new bylaws.

Article 9

Forum for Certain Actions

9.1	Forum

Unless a majority of the board of directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the Delaware General Corporation Law, the Corporation’s certificate of incorporation or these Bylaws (in each case, as may be amended from time to time) or (d) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants; provided that this Section 9.1 shall not apply with respect to any litigation that has been filed as of May 25, 2016.

9.2	Personal Jurisdiction.

If any action the subject matter of which is within the scope of Section 9.1 of these Bylaws is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.1 of these Bylaws (an “Enforcement Action”) and (b) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.